EXHIBIT 99.1

Ralph Lauren Corporation Announces Departure of Christopher Peterson

NEW YORK, February 25, 2016 -- Ralph Lauren Corporation (NYSE:RL) today announced that Christopher Peterson, President, Global Brands, has decided to leave the Company as of May 31, 2016.  He will work closely with Stefan Larsson, President and Chief Executive Officer, to transition his responsibilities.  The position of President, Global Brands, which was created in April 2015, is being eliminated.  The Company’s Global Brand Presidents will now report directly to Mr. Larsson, streamlining the senior leadership structure and giving Mr. Larsson direct oversight of brands.
Mr. Larsson said, “I would like to thank Chris for his many valuable contributions to Ralph Lauren, especially during this time of transition.  His dedication and loyalty are greatly appreciated.  Under the new structure, I will work directly with the Global Brand Presidents as we drive long-term growth and further strengthen this iconic brand.”
Mr. Peterson said, “It has been a privilege to work for such an iconic company.  I believe the Company is well positioned for future success under Stefan’s leadership.  I am committed to transitioning my responsibilities in a high-quality manner and believe this transition makes the most sense for me as well as for the Company.”

Mr. Peterson joined the Company in 2012 and until April 2015, held the position of Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

ABOUT RALPH LAUREN CORPORATION
Ralph Lauren Corporation (NYSE:RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 48 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Lauren by Ralph Lauren, Double RL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

CONTACTS
Ralph Lauren Corporation
Investor Relations
Evren Kopelman, 212-813-7862
Evren.Kopelman@RalphLauren.com
or
Corporate Communications
Malcolm Carfrae, 212-583-2262
Malcolm.Carfrae@RalphLauren.com